Exhibit 99.7

May 31, 2017

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: Timothy R. Donovan, Esq.

RE: Consent to Inclusion of Director Information in Amendment No. 1 to Form S-4

Reference is made to Amendment No. 1 to the Form S-4 to be filed with the Securities and Exchange Commission by Caesars Entertainment Corporation (the “Form S-4”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Form S-4.

I hereby consent to being named in the Form S-4 as an Initial Director of Caesars Entertainment Corporation post-Emergence.

/s/ Marilyn G. Spiegel
Name: Marilyn G. Spiegel